Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 15, 2008

Relating to Preliminary Prospectus dated May 14, 2008

Registration No. 333-149167

American Capital Agency Corp.

(Nasdaq: AGNC)

Free Writing Prospectus

To review our current registration statement and the preliminary prospectus dated May 14, 2008, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1423689/000119312508114730/0001193125-08-114730-index.htm

Pricing Terms

Number of Shares of Common Stock:	10,000,000 shares

Over-allotment Option:	1,500,000 shares

Initial Public Offering Price Per Share:	$20.00

Gross Proceeds (prior to Over-allotment Option):	$200 million

Net Proceed (prior to Over-allotment Option):	$186.2 million

Concurrent Private Placement to American Capital Strategies, Ltd. (“ACAS”):	$100 million at $20.00 per share (5,000,000 shares)

ACAS post-IPO percentage ownership of AGNC:	33.3% (prior to Over-allotment Option)

Trade Date:	5/14/08

Settlement Date:	5/20/08

CUSIP:	02503X105

Joint Book-runners:	Citi & Merrill Lynch

Co-Managers:	Credit Suisse, Deutsche Bank, Morgan Stanley, Bank of America, HSBC, JMP & RBC

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITI TOLL-FREE 1-877-858-5407 OR MERRILL LYNCH & CO. TOLL FREE 1-866-500-5408.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001423689.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.